                    SOFTWARE DISTRIBUTION AND LICENSING AGREEMENT

This agreement is made this 24th day of December 1996, by and between SOLID OAK SOFTWARE, INC. hereinafter referred to as Licensor, a California Corporation, and WEBSITE MANAGEMENT COMPANY, INC. d/b/a FLASHNET COMMUNICATIONS, hereinafter referred to as Licensee.


WITNESSETH

WHEREAS, Solid Oak Software desires to license certain software for distribution to Licensee, an independent contractor, and Licensee and Solid Oak Software are willing to enter into such an agreement, on the terms and conditions set forth below:


1.    SERVICES

1.1. Solid Oak Software agrees to supply the product described in the item Project Description attached hereto as Attachment A and by this reference made a part hereof this agreement.

1.2. Licensor hereby grants to Licensee a non-exclusive license to distribute the Software as part of the Licensee's client software pack.

1.3. Licensor hereby grants to licensee a non-exclusive license to duplicate or sub-contract the duplication of the Software for distribution pursuant to this agreement.

2.    INDEPENDENT CONTRACTOR

2.1. The parties are independent contractors hereunder, and neither party shall be liable for the debts, accounts, obligations or other liabilities of the other party or its agents, employees or independent contractors, including without limitation any costs for salaries, overhead, transportation or communication.

3.    PAYMENT

3.1. As full compensation for the distribution rights of the software provided by the Licensor, Licensee will pay a fee of $1.00 (US) per packaged copy distributed for the first 20,000 units $.75/unit for 20,001 to 100,000 units, $.50/unit for 101,000 to 250,000 units, and above 250,000 units the individual cost will be $.25(US). For purposes of this agreement the term PACKAGED COPY shall mean any copy packaged with any distribution materials or method such as a manual, installation disk or CD. Licensee may freely distribute the Trial version of the software to end-users in unlimited quantities, however, Licensee shall only be liable for payment of the fee for those Full version units actually sold.

3.2. Licensee shall pay said fees on a quarterly basis. Payments shall be due within 30 days of the close of each quarter.

3.3. All overdue amounts shall bear an interest at the rate of one percent (1.5%) per month, until paid in full.



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3.4.  An initial non-refundable payment shall be made for the first 3500 copies in the amount of $3500.00 (US) prior to shipping of the master disk.

3.5 Licensee will be required to meet a minimum of 5000 units distributed or make a minimum payment of $5000 per quarter for the first year. The total sum of non-refundable payments in the first twelve months will be no less than $20,000(twenty thousand).

4.    OWNERSHIP OF SOFTWARE

4.1. For purposes of this agreement the term SOFTWARE shall be considered to consist of the compiled or executable versions of any and all programs developed as a result of this agreement, any and all data files necessary for operation of the executable programs, and any and all documentation generated as part of this agreement.

4.2. Copyright for all software, subsequent modified software, and related support files shall remain with Licensor.

5.    KNOW-HOW RETENTION.

5.1. Licensee expressly acknowledges and agrees that pursuant to Section 4 (Ownership of Software), it is not acquiring any and all rights to the know-how with respect to how to perform the Services or develop the Software.

6.    CONFIDENTIALITY - NON-DISCLOSURE

6.1. Solid Oak Software acknowledges and agrees that it may have access to, or become acquainted with CONFIDENTIAL INFORMATION of Licensee. As used herein, the term CONFIDENTIAL INFORMATION shall mean (i) any and all business information of or relating to Licensee that is not known to the general public and (ii) confidential information disclosed to Licensee by third parties. Solid Oak Software further acknowledges and agrees that the Confidential Information constitutes valuable trade secrets of Licensee.

6.2. Solid Oak Software shall keep all Confidential Information of Licensee in confidence and shall not publish, disclose or otherwise make available, directly or indirectly, without the prior written consent of Licensee, any item of Confidential Information to anyone other than those of Licensee's employees or contractors who need to know the same in the performance of their duties for Licensor. Solid Oak Software shall only use the Confidential Information in connection with the distribution and support of the Software and for no other purposes.

6.3. Solid Oak Software's confidentiality obligations hereunder shall continue for each item of Confidential Information until such time as such item of Confidential Information (i) is or has become publicly available other than as a result of any act of Solid Oak Software; (ii) has legally and properly been received by Solid Oak Software by a third party through no breach of any agreement with Licensor and without obligation to keep it confidential; or (iii) has been independently developed by Solid Oak Software. Solid Oak Software's confidentiality obligations hereunder shall not apply to each item of Confidential Information that was known by Solid Oak Software, without obligation to keep it confidential, prior to the receipt of such item of Confidential Information from Licensor.

6.4. Licensee acknowledges and agrees that it may have access to, or become acquainted with CONFIDENTIAL INFORMATION of Solid Oak Software. As used herein, the term CONFIDENTIAL INFORMATION shall mean (i) the Solid Oak Software's source code of the software, (ii) any and all technical information of Solid Oak Software including, but without limitation, product



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      data and specifications, know-how, formulae, the source code and other software information, processes, inventions, research projects and product development, (iii) any and all business information of or relating to Solid Oak Software that is not known to the general public and (iv) confidential information disclosed to Solid Oak Software by third parties. Licensee further acknowledges and agrees that the Confidential Information constitutes valuable trade secrets of Solid Oak Software.

6.5. Licensee shall keep all Confidential Information of Solid Oak Software in confidence and shall not publish, disclose or otherwise make available, directly or indirectly, without the prior written consent of Solid Oak Software, any item of Confidential Information to anyone other than those of Solid Oak Software's employees or contractors who need to know the same in the performance of their duties for Solid Oak Software. Licensor shall only use the Confidential Information in connection with the design and support of the Software and for no other purposes.

6.6. Licensee confidentiality obligations hereunder shall continue for each item of Confidential Information until such time as such item of Confidential Information (i) is or has become publicly available other than as a result of any act of Licensee; (ii) has legally and properly been received by Licensee by a third party through no breach of any agreement with Solid Oak Software and without obligation to keep it confidential; or (iii) has been independently developed by Licensee. Licensee's confidentiality obligations hereunder shall not apply to each item of Confidential Information that was known by Licensee, without obligation to keep it confidential, prior to the receipt of such item of Confidential Information from Solid Oak Software.

6.4.  The parties agree that the confidentiality covenants contained in this
      Section 6 shall not restrict either party in the exercise of their technical skill, provided that others do not benefit in any manner or form from Confidential Information of the either party.

7.    EMPLOYMENT TAXES AND BENEFITS.

7.1. Licensor acknowledges and agrees that it will be solely responsible for withholding and paying all federal, state and local income taxes, FICA, FUTA, and state unemployment and disability insurance for it's employees.

8.    NON-INFRINGEMENT.

8.1. Licensee represents and warrants to Solid Oak Software that to the best of its knowledge any other software products that Licensee distributes, or any part, thereof does not, and will not upon delivery to Client infringe any US patent right, US copyright, or US trade secret right of any third party. Licensor provides warranties for the Software as set forth in the end user Software Distribution and Licensing Agreement which accompanies each software product. Licensor extends those warranties contained in the end user Software Distribution and Licensing Agreement to end users. Licensee is responsible to provide, or cause to be provided, a copy of the end user Software Distribution and Licensing Agreement to customers for their review at the time of installation.

8.2. Solid Oak Software will have no liability to Licensee with respect to any infringement claim which may arise from the combination of the Software with any other product or program. Under no circumstances shall either party be held liable for any such claim that may arise from the other party's software.



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8.3.  Each party warrants that it has taken all requisite corporate and other action to approve the execution, delivery and performance of this agreement, and that it has full power and authority to enter into and perform its obligations under this agreement.

9.    TERM AND TERMINATION

9.1. This Agreement may be terminated at any time by either party, immediately upon written notice to the other party if such other party commits or allows any breach of any provision of this Agreement which is incurable or which is curable but not cured within thirty (30) days after written notice thereof to such other party; or

9.1.2.By Either party, for any reason or no reason, upon sixty (60) days prior written notice to the other party.

9.2. Termination of this agreement by either party, for whatever reason, shall not be considered to mean that unpaid or earned royalties or payments shall terminate. All moneys due shall be paid to Licensor through the date of contract termination or to meet any minimum requirements, and within a period of 30 days.

10.   DISCLAIMER; NOTICE OF LIABILITY

10.1. Except for the warranty provided in Section 8.1 hereof, Licensor does not make any representations or warranties with respect to the Software other than it's suitability for the purpose described in Attachment A.

10.2. Except as and to the extent provided in Section 8.1 hereof, under no circumstances shall Licensor be liable to Licensee or any other person for any special, indirect, incidental or consequential damages, except when arising out of breach of warranty, breach of contract, tort (including negligence).

11.   NOTICE

11.1. Any notice or other communication hereunder shall be in writing and shall be deemed given and effective (i) when delivered personally or by overnight express, or (ii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party at its address stated below or to such other address as such party may designate by written notice to the other party in accordance with the provisions of this Section.


      Licensor:                    Licensee:
      Solid Oak Software, Inc.     FlashNet Communications
      1209 Da La Vina Street       1812 N. Forest Park Blvd.
      Santa Barbara, CA 93101      Ft. Worth, Texas 76102
      805-967-9853                 817-332-8883
      FAX 805-967-1614             FAX 817-332-9594
            or
      P.O. Box 6826
      Santa Barbara, CA 93160





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12.   MISCELLANEOUS.

12.1. This Agreement, including Attachment A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings of the parties.

12.2. Except as hereinafter provided, this Agreement may not be changed or amended except in writing, and executed by both parties.

12.3. Any assignment of this Agreement shall be approved in writing by both parties.

12.4. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California excluding conflict of law rules.

12.5. The parties agree that the state courts located in Santa Barbara County (California) and the US District Court of the Southern District of California, Los Angeles Division, shall have exclusive jurisdiction to determine the validity, construction and performance of this Agreement and the legal relations between the parties hereto and that venue in such courts shall be proper.

12.6. No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

12.7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. In construing or interpreting this Agreement, the word or shall not be construed as exclusive, and the word including shall not be limiting. This Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party, and ambiguities shall not be interpreted against the drafting party.

12.8. If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to the minimum extent necessary to make it legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

12.9. The liability will be limited to what Licensee owes to the Licensor and no other damages, except in the event of fraud, gross negligence or willful misconduct.



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                            ACCEPTANCE OF AGREEMENT


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:




SOLID OAK SOFTWARE, INC.:

By: /s/ Marc Kanter
   -------------------------------------------
      Marc Kanter

      SOLID OAK SOFTWARE, INC.
      P.O. Box 6826
      Santa Barbara, CA 93160
      (805)967-9853 FAX (805)967-1614



LICENSEE ACCEPTANCE:


By: /s/ M. Scott Leslie
   -------------------------------------------
      M. Scott Leslie, President

      FLASHNET COMMUNICATIONS
      1812 N. Forest Park Blvd.
      Ft. Worth, Texas 76102
      817-332-8883   FAX 817-332-9594
      scott@flash.net



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                                ATTACHMENT A

PROJECT SCHEDULE


COMMENCEMENT DATE: January 1, 1996

DISTRIBUTION METHOD: Product to be bundled is CYBERsitter-TM- 2.11 for Windows 3.x and Windows95. TRIAL VERSION WHICH WILL BE CONVERTED TO FULL VERSION WITH A PASSWORD PROVIDED UPON SUBSCRIPTION OF SERVICE OR FULL VERSION, AT THE REQUEST OF LICENSEE.

A master disk will be provided BY LICENSOR.

SOFTWARE DESCRIPTION:

CYBERsitter - Internet blocking and monitoring application. A master disk and a master copy of the manual on disk will be provided.


SPECIAL CONDITIONS:

1. Licensee hereby agrees to supply quarterly sales reports to Licensor of all related sales where Licensee's product is involved.

2. Licensee hereby grants to Licensor the right to audit (at the expense of the LICENSOR) any and all information that may relate to THE SOFTWARE'S sales and royalty payments where the LICENSOR'S interests are involved. IF SUCH AUDIT UNCOVERS A DISCREPANCY IN ROYALTY PAYMENTS DUE TO LICENSOR TOTALING 5% OR MORE, SUCH BALANCE SHALL BE PAID BY LICENSEE AND REASONABLE AUDIT EXPENSES SHALL BE PAID BY LICENSEE.

3. Solid Oak Software agrees that it will be a source of technical support for the end user of said Software.

4. Licensee shall have the right to use the Solid Oak Software and CYBERsitter logo in all advertising and promotions.






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